[NEW YORK LIFE LOGO]

                                              NEW YORK LIFE INSURANCE COMPANY
                                              51 Madison Avenue, Rm. 704
                                              New York, NY 10010
                                              Bus: 212-576-8007
                                              E-Mail: JMelis@NYL.com
                                              www.newyorklife.com
March 23, 2001
                                              JILL M. L. MELIS, F.S.A., M.A.A.A.
                                              ACTUARY

Re:    New York Life Insurance and Annuity Corporation
       NYLIAC Variable Universal Life Separate Account-I

Ladies and Gentlemen:

This option is furnished in connection with the referenced registration statement filed by New York Life Insurance and Annuity Corporation ("NYLIAC") under the Securities Act of 1933 (the "Registration Statement"). The prospectus included in the Registration Statement on Form S-6 describes survivorship variable adjustable life insurance policies (the "Policies"). The forms of the Policies were reviewed by me, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the section of the prospectus entitled "Appendix A: Illustrations", based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age combination selected in the illustrations is representative of the manner in which the Policies operate.

In addition, I have reviewed the discount rate used in calculating the present value of NYLIAC's future tax deductions resulting from the amortization of its deduction of certain acquisition costs. In my opinion, the DAC tax charge is reasonable in relation to NYLIAC's increased federal tax burden under Section 848 resulting from the receipt of premium; and the factors taken into account by NYLIAC in determining the targeted rate of return are appropriate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/s/ JILL MELIS

Jill Melis
Actuary